Exhibit 99.1

DTS Announces Solid Preliminary Third Quarter 2008 Results

Company to Report Revenue In the Range of $13.0 to $14.0 million – Reaffirms Full-Year 2008 Revenue Guidance

Agoura Hills, Calif. – October 15, 2008 – DTS, Inc. (Nasdaq: DTSI) today announced preliminary results for its third quarter ended September 30, 2008.

For the third quarter, the Company expects to report revenue from continuing operations in the range of $13.0 to $14.0 million.  Operating margins are expected to be in the range of 17% to 19%, including $1.0 million in stock based compensation expense.  DTS currently anticipates EPS from continuing operations to be in the range of $0.08 to $0.10 per diluted share.

"We executed well across the business and are pleased with our operating results especially in light of significant challenges and uncertainty in the macro-economic environment,” commented Jon Kirchner, president and CEO of DTS, Inc.  “During the third quarter, we repurchased 172,000 shares of our common stock at an average price of $29.00 per share and now have 828,000 shares remaining under our repurchase program. We continue to believe in the long-term outlook for our business, as evidenced by our recent repurchase activity.  Based on the information available today, we are confirming our full year revenue expectations of $55 to $59 million.”

DTS will provide the complete financial information regarding third quarter 2008 financial results and discuss its business outlook during its conference call scheduled for Monday, November 10, 2009 at 1:30 pm.  Details for the conference call are provided below.

Conference Call Details
DTS will conduct a conference call on Monday, November 10, 2008 beginning at 1:30 p.m. Pacific Time to discuss its final financial results for the third quarter of fiscal year 2008. To access the conference call, dial 866-249-6463 or 303-262-2131 (outside the U.S. and Canada). The live webcast of the call will be available from the Investor Relations section of the Company’s corporate website at www.dts.com. A replay of the webcast will begin two hours after the completion of the call. An audio replay of the call will also be available to investors beginning at 4:30 p.m. Pacific Time on November 10, 2008 through November 17, 2008, by dialing 800-405-2236 or 303-590-3000 (outside the U.S. and Canada) and entering the pass code 11121155#.

Results as discussed in this press release are preliminary in nature and subject to change based on completion of the Company’s quarterly close and review process.

About DTS

DTS, Inc. (NASDAQ: DTSI) is a digital technology company dedicated to delivering the ultimate entertainment experience. DTS decoders are in virtually every major brand of 5.1-channel surround processor, and there are hundreds of millions of DTS-licensed consumer electronics products available worldwide. A pioneer in multi-channel audio, DTS technology is in home theatre, car audio, PC and game console products, as well as DVD-Video, HD-DVD, Blu-ray Disc and Surround Music software.  Founded in 1993, DTS is headquartered in Agoura Hills, California and has offices in Canada, China, Hong Kong, Ireland, Japan, Korea, Taiwan and the United Kingdom. For further information, please visit www.dts.com. DTS is a registered trademark of DTS, Inc.

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Investor Contacts:	Press Contact:

Erica Abrams or Matthew Hunt	David Blasucci
The Blueshirt Group for DTS	Director of Public Relations
415-217-7722	DTS, Inc.
erica@blueshirtgroup.com	818-827-2279
matt@blueshirtgroup.com	david.blasucci@dts.com